Elamex Announces Fourth-Quarter and Year-End Financial Results and Adjustment to Previously Filed Third-Quarter Results

EL PASO, TX -- 02/28/2005 -- Elamex, S.A. de C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced financial results for the fourth quarter and year ended December 31, 2004.

Fourth-Quarter Results

Fourth quarter 2004 operations are comprised of the Food Products segment (Franklin Connections) and Shelter Services. As explained below, the results of operations for Precision Tool, Die and Machine Company ("Precision") are reflected in the Elamex consolidated statement of operations through December 19, 2003, but are excluded from consolidation in subsequent periods. The Company also has a 50.1% investment in Qualcore S. de R.L. de C.V. ("Qualcore"), an unconsolidated joint venture that manufactures plastics and metal parts. The equity method of accounting is used to recognize the results of operations for Qualcore. The company is actively working to sell its interests in both Precision and Qualcore.

Fourth quarter consolidated net sales totaled $29.4 million compared with $38.0 million for the fourth quarter of 2003. The Food Products segment represented $28.8 million, or 98.1%, of fourth quarter 2004 consolidated net sales, compared with $21.3 million, or 56.0% of consolidated net sales for the fourth quarter of 2003. Because the operations of Precision are excluded from consolidation in 2004, year-over-year comparison of quarters shows a large decrease in net sales. In the fourth quarter of 2003, Precision recorded $16.1 million of net sales, which was 42.3% of consolidated net sales. Shelter Services generated $3.8 million in fourth quarter 2004 net sales, compared with $3.7 million in fourth quarter 2003. Inter-segment sales between Food Products and Shelter Services are eliminated in consolidation. The eliminations totaled $3.3 million for the fourth quarter of 2004 and $3.1 million in the fourth quarter of 2003.

Gross profit was $6.3 million, or 21.6% of sales, for the fourth quarter of 2004, compared with gross profit of $5.5 million or 14.6% of net sales for the fourth quarter of 2003. Precision reported a loss of $433 thousand at the gross profit level for the thirteen-week period ended December 31, 2003. Total operating expenses for the fourth quarter of 2004 were $7.6 million compared with $25.2 million for the fourth quarter of 2003.

The Company has a 50.1% investment in Qualcore and is a guarantor on portions of a bank loan made by that entity. As of December 31, 2004, Qualcore is in default under the loan agreement. The Company recorded a liability of $1.7 million in December 2004 in recognition of the probability that it will be obligated to perform under that guaranty. The accrual is classified as an operating expense on the statement of operations.

Adjustment to Previously Issued Third-Quarter Results

On September 16, 2004, the Company executed an agreement with a related party to release the Company from a commitment to purchase the candy manufacturing plant in Ciudad Juarez, Mexico. The commitment to purchase the plant, executed on November 22, 2000, required the Company to purchase the property at the end of the lease in November 2010. In prior periods the Company had accounted for this lease as a capitalized lease. As of September 16, 2004, the value of the property was $10,413,000 and the value of the lease obligation liability was $11,539,000. Accounting principles dictate that the termination of the purchase commitment is accounted for similar to a sale lease-back transaction and that on a go-forward basis the lease be treated as an operating lease. As a consequence of this change, the assets and liabilities related to the lease are removed from the balance sheet and a gain is recorded for the difference. The Company will realize a gain of approximately $1.1 million as a result of this early termination. However, because the Company continues to utilize the property, the gain will be deferred and will be amortized into earnings over the remaining six-year term of the lease. The termination of the capital lease was not reflected in the financial statements for the quarter ended September 30, 2004 previously filed on Form 10-Q. To correct for this, the Company will file an amended quarterly report to the Securities and Exchange Commission on Form 10-Q/A. The effect on previously reported earnings is a decrease in net loss of approximately $15 thousand.

Full Year 2004 Results

Operations for the year ended December 31, 2004 are comprised of the Food Products segment (Franklin Connections) and Shelter Services. As explained above, the results of operations for Precision Tool, Die and Machine Company ("Precision") are excluded from consolidation. The equity method of accounting is used to recognize the results of operations for Qualcore. The company is actively working to sell its interests in both Precision and Qualcore.

Consolidated net sales for the year ended December 31, 2004 totaled $97.6 million compared with $157.3 million for the prior year. Because the operations of Precision are excluded from consolidation in 2004, year-over-year comparison shows a large decrease in net sales. In the year ended December 31, 2004, Precision recorded $71.0 million of net sales, which was 45.1% of consolidated net sales. The Food Products segment represented $95.3 million, or 97.7% of consolidated net sales for year ended December 31, 2004, compared with $75.6 million, or 48.1% of consolidated net sales for the prior year. Shelter Services generated net sales of $15.2 million for the year ended December 31, 2004, compared with $25.7 million for the prior year, a year-over-year decrease of 40.7%, due primarily to the sale of certain Shelter contracts during second quarter of 2003. Inter-segment sales between Food Products and Shelter Services are eliminated in consolidation. The eliminations totaled $13.0 million for the year ended December 31, 2004 and $15.1 million in the prior year.

Gross profit was $23.0 million, or 23.6% of net sales, for the year ended December 31, 2004, compared with gross profit of $17.9 million or 11.4% of net sales for the prior year. Precision reported a loss of $1.0 million at the gross profit level for the prior year. Total operating expenses for the year ended December 31, 2004 were $23.1 million, compared with $46.6 million for the prior year.

Financial Reporting for Precision Tool, Die and Machine Company

In December 2003, Elamex announced that its board of directors had authorized the sale of Precision, the company's Metal Stamping segment, which filed for Chapter 11 protection on December 19, 2003. Neither Elamex nor any of its subsidiaries or affiliates have guaranteed any of the obligations of Precision.

As a consequence of seeking protection under bankruptcy laws, and in view of the specific pattern of facts in this situation, accounting rules require that Precision results of operations are included in the consolidated results of operations for Elamex and subsidiaries only through December 19, 2003. Thereafter, earnings or losses of Precision are recognized in accordance with the equity method of accounting, as defined by generally accepted accounting principles. Accordingly, no Precision revenues or expenses occurring subsequent to December 19, 2003, are reflected in the Elamex consolidated statement of operations. Management expects that no future losses will be recognized in connection with Precision because the parent company's investment in this subsidiary has been reduced to zero.

The equity method also defines the balance sheet presentation of Precision. As of December 31, 2003, and December 31, 2004, the net amount of Elamex's investment in Precision is zero, excluding Precision entirely from the consolidated balance sheets as of those dates.

Financial Condition

At December 31, 2004, the Company had cash and cash equivalents totaling $2.1 million and total assets of $54.7 million. Long-term debt and capital leases, excluding current portion, totaled $3.6 million at December 31, 2004, and stockholders' equity totaled $26.6 million.

About Elamex

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-K filing with the Securities and Exchange Commission for the year ended December 31, 2004. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS)
(UNAUDITED)

                    December 31, 2004     December 31, 2003
                    -----------------     -----------------
Assets

Current assets         $  22,325               $  20,876
Property, plant
 and equipment, net       26,956                  39,956
Other assets, net          4,945                   6,871
                       ---------               ---------
                       $  54,226               $  67,703
                       =========               =========

Liabilities and
 Stockholders' Equity

Current liabilities    $  24,047               $  19,535
Long-term debt and
 liabilities               3,571                  17,140
                       ---------               ---------
  Total liabilities       27,618                  36,675

Stockholders' equity      26,608                  31,028
                       ---------               ---------
                       $  54,226               $  67,703
                       =========               =========

ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
(UNAUDITED)

                           Three      Thirteen       Twelve     Fifty-two
                           Months       Weeks        Months       Weeks
                           ended        ended        ended        ended
                          Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                            2004         2003         2004         2003
                         ----------   ----------   ----------   ----------

Net sales                $   29,354   $   37,967   $   97,587   $  157,250
Cost of sales                23,023       32,431       74,566      139,336
                         ----------   ----------   ----------   ----------
  Gross profit                6,331        5,536       23,021       17,914
                         ----------   ----------   ----------   ----------

Operating expenses:
  General and
   administrative             2,591        3,603        5,610        9,198
  Selling                     1,844        1,831        6,825        7,009
  Distribution                2,823        2,424       10,367        9,463
  Impairment of long
   lived assets                 330       13,235          330       13,235
  Goodwill impairment                      4,540                     8,120
                         ----------   ----------   ----------   ----------
    Total operating
     expenses                 7,588       25,633       23,132       47,025
                         ----------   ----------   ----------   ----------
    Operating loss           (1,257)     (20,097)        (111)     (29,111)
                         ----------   ----------   ----------   ----------

Other (expense) income:
  Interest expense             (223)        (920)      (2,169)      (3,503)
  Equity in losses of
   unconsolidated
   subsidiaries                (456)      (1,090)      (1,408)      (2,107)
  Gain on sale of certain
   Shelter operations                                                1,680
  Other, net                    178            8          142          852
                         ----------   ----------   ----------   ----------
    Total other expense        (501)      (2,002)      (3,435)      (3,078)
                         ----------   ----------   ----------   ----------

    Loss before income
     taxes                   (1,758)     (22,099)      (3,546)     (32,189)

  Income tax provision          452        1,555        1,377        2,419
                         ----------   ----------   ----------   ----------

    Net loss             $   (2,210)  $  (23,654)  $   (4,923)  $  (34,608)
                         ==========   ==========   ==========   ==========

  Net loss per share,
   basic and diluted     $    (0.29)  $    (3.15)  $    (0.66)  $    (4.61)
                         ==========   ==========   ==========   ==========

Shares used to compute
 net loss per share,
 basic and diluted        7,502,561    7,502,561    7,502,561    7,505,257
                         ==========   ==========   ==========   ==========

Contact:
Sam L. Henry
(915) 298-3064